Montgomery Financial

                                   Corporation

       119 East Main Street - P.O. Box 776 - Crawfordsville, Indiana 47933
                              Phone (765) 362-4710




FOR MORE INFORMATION                                       FOR IMMEDIATE RELEASE
CONTACT:
         J. Lee Walden
         President
         (765) 362-4710

Date: November 29, 2000


                        MONTGOMERY FINANCIAL CORPORATION

                       ANNOUNCES STOCK REPURCHASE PROGRAM

         CRAWFORDSVILLE, INDIANA, November 29, 2000 - Montgomery Financial Corporation (Nasdaq: MONT), the holding company for Montgomery Savings, A Federal Association, announced today that commencing on December 5, 2000 it will repurchase up to five percent (5%) of its outstanding shares of common stock in the open market over the next twelve months. At September 30, 2000, the Company's common stock outstanding amounted to 1,244,790 shares. The shares will be purchased at prevailing market prices from time to time depending upon market conditions.

         J. Lee Walden, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of Montgomery Savings. Mr. Walden stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and its shareholders. The repurchased shares will be returned to the status of authorized and unissued shares and may be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

         Over the past three months, the shares traded between $8.875 and $10.00.

         Montgomery Financial serves Indiana's Montgomery, Fountain, Warren and Tippecanoe counties through five retail offices. As of September 30, 2000, the Company had assets of $140.7 million, deposits of $98.6 million and stockholder's equity of $17.1 million.

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